                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-28847

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1997)

                                  $650,000,000

                           COMMERCIAL CREDIT COMPANY

                        MEDIUM-TERM NOTES, EIGHTH SERIES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                                ---------------

    Commercial Credit Company (the "Company") may offer from time to time its Medium-Term Notes, Eighth Series (the "Notes"), in an aggregate principal face amount of up to $650,000,000 (or (i) the equivalent thereof in other currencies or currency units or (ii) such greater amount if Notes are issued at an original issue discount, as shall result in aggregate proceeds of $650,000,000), subject to reduction under certain circumstances as a result of the sale of other Securities (as defined in the accompanying Prospectus). The Notes will be offered at varying maturities of nine months or more from the date of issue as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder thereof prior to the Stated Maturity thereof (as defined below). The Notes offered by this Prospectus Supplement will constitute unsecured unsubordinated indebtedness of the Company and will rank PARI PASSU with all other unsecured unsubordinated indebtedness of the Company. Each Note will be denominated in U.S. dollars or in other currencies or currency units (the "Specified Currency"), including European Currency Units ("ECU"), as set forth in a pricing supplement (the "Pricing Supplement") to this Prospectus Supplement. See "Important Currency Exchange Information" and "Foreign Currency Risks."

                          (CONTINUED ON FOLLOWING PAGE)
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
          SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            PRICE TO          AGENTS' COMMISSIONS                 PROCEEDS TO
                                          PUBLIC(1)(2)         OR DISCOUNTS(2)(3)                COMPANY(1)(4)
Per Note                                      100%                .125%-.750%                   99.875%-99.250%
Total                                   $  650,000,000     $   812,500-$4,875,000      $   649,187,500-$645,125,000

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of the principal amount thereof.
(2) Or the equivalent thereof in the Specified Currency.
(3) The Company will pay commissions to the Agents in the form of discounts, ranging from 0.125% to 0.750% (or, with respect to Notes for which the Stated Maturity is in excess of 30 years, such commission as shall be agreed upon by the Company and the related Agent at the time of sale). The Company may also sell Notes to an Agent for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. The Company has agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
(4) Before deducting expenses payable by the Company estimated at $175,000, including fees and disbursements of counsel for the Agents.
                         ------------------------------

SMITH BARNEY INC.

         LEHMAN BROTHERS

                  MERRILL LYNCH & CO.

                            J.P. MORGAN & CO.

                                     MORGAN STANLEY DEAN WITTER
                            ------------------------

           The date of this Prospectus Supplement is August 21, 1997

    Each Note will bear interest (i) at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable at Stated Maturity, (ii) at a floating rate (a "Floating Rate Note") or (iii) at a combination of fixed and floating rates. A Fixed Rate Note may pay both interest and principal amortized over the life of the Note (an "Amortizing Note"). See "Description of Notes--Fixed Rate Notes," "Description of Notes--Floating Rate Notes" and "Description of Notes--Floating Rate/Fixed Rate Notes." The principal amount payable at Maturity (as defined below) and/or the interest (or premium, if any) on each Note may be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities or to one or more securities or commodities exchange indices or other indices or by other similar methods (an "Indexed Note"), as described in the applicable Pricing Supplement. An Indexed Note whose principal amount payable at Maturity and/or the interest rate of which is determined by reference to the relationship between two currencies, two composite currencies or a currency and a composite currency is referred to herein as a "Currency Indexed Note." See "Description of Notes-- Currency Indexed Notes" and "Description of Notes--Other Indexed Notes and Certain Terms Applicable to All Indexed Notes."

    Unless otherwise specified in the applicable Pricing Supplement, the dates, if any, on which interest will be payable for each Fixed Rate Note (other than an Amortizing Note) will be March 15 and September 15 of each year and at Maturity. The dates on which interest will be payable for each Floating Rate Note will be established on the date of issue of such Note and will be set forth in the applicable Pricing Supplement. Amortizing Notes will pay principal and interest semi-annually each March 15 and September 15, or quarterly each March 15, June 15, September 15 and December 15, and at Maturity, or otherwise, as specified in the applicable Pricing Supplement. See "Description of Notes--Payment of Principal and Interest." Interest rates and interest rate formulae are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

    Each Note will be issued in fully registered form and will be represented by a global security (a "Global Security") registered in the name of a nominee of The Depository Trust Company ("DTC") or other depositary (DTC or such other depositary as is specified in the applicable Pricing Supplement is herein referred to as the "Depositary"). An interest in a Global Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants. Except as described under "Description of Notes--Book-Entry Notes", owners of Notes will not be entitled to receive physical delivery of Notes in definitive form, and the Depositary, and not the owners of beneficial interests in the Notes, will be considered the holder thereof. Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued only in registered form in minimum denominations of $1,000 and any amount in excess thereof that is an integral multiple of $1,000 or, in the case of Notes denominated in a Specified Currency other than U.S. dollars, the authorized denominations set forth in the applicable Pricing Supplement. See "Description of Notes--General."

    The Specified Currency, any applicable interest rate or formula, the Issue Price (as defined below), the Stated Maturity, any Interest Payment Dates (as defined below), any principal payment dates, any redemption or repayment provisions, the extent to which such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and any other terms applicable to each Note and established at the time of offering will be set forth in the applicable Pricing Supplement.

    The Notes are being offered on a continuing basis by the Company through the Agents, all of which have agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Company has reserved the right to sell Notes directly on its own behalf or to the Agents acting as principals for resale to investors and other purchasers or through other agents (provided that any other agent will execute an agreement with the Company which contains substantially the same terms and conditions as its agreement with the Agents). Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or any applicable Agent may reject any order in whole or in part. See "Plan of Distribution."

    This Prospectus Supplement and the accompanying Prospectus, together with an appropriate Pricing Supplement, may be used by Smith Barney Inc., an Agent and an affiliate of the Company ("SBI"), in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. SBI may act as principal or agent in such transactions.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes, including over-allotment, stabilizing transactions and covering transactions. For a description of these activities, see "Plan of Distribution."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                            SIX MONTHS ENDED            YEAR ENDED DECEMBER 31,
                                                                JUNE 30,       ------------------------------------------
                                                                  1997           1996       1995       1994       1993       1992
                                                            -----------------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed changes........................       1.54           1.61       1.70       1.83       2.09       2.12(1)

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

------------------------

(1) Included in earnings from continuing operations before income taxes for 1992 (used in this computation) are net gains of $47.0 million resulting from the sale of stock of Inter-Regional Financial Group, Inc., the sale of the Company's investment in the common stock of Musicland Stores Corporation and the sale of 50% of Commercial Insurance Resources, Inc. Without giving effect to these net gains, the ratio of earnings to fixed charges for 1992 would have been 1.99.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES OFFERED HEREBY (REFERRED TO IN THE ACCOMPANYING PROSPECTUS AS THE "OFFERED SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF SECURITIES SET FORTH UNDER THE HEADING "DESCRIPTION OF SECURITIES" IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE FOLLOWING SUMMARY OF THE NOTES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO AND TO THE INDENTURE REFERRED TO THEREIN. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE INDENTURE. THE PROVISIONS OF THE NOTES SUMMARIZED HEREIN APPLY TO THE NOTES UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT AND THE APPLICABLE NOTE.

GENERAL

    The Notes offered by this Prospectus Supplement are limited to $650,000,000 aggregate principal face amount (or (i) the equivalent thereof in one or more currencies or (ii) such greater amount if Notes are issued at an original issue discount, as shall result in aggregate proceeds of $650,000,000), subject to reduction under certain circumstances as a result of the sale of other Securities covered by the Registration Statement of which the Prospectus accompanying this Prospectus Supplement is a part. The Notes will be issued under an Indenture, dated as of December 1, 1986, between the Company and Citibank, N.A.("Citibank"), as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of June 13, 1990, between the Company and the Trustee (the indenture as so supplemented is hereinafter referred to as the "Indenture"). The Indenture is further described under the heading "Description of Securities" in the accompanying Prospectus. The provisions of the Indenture and the designation of the Notes provide the Company with the ability to reopen the series that is the Notes and to issue additional securities of that series. The U.S. dollar equivalent of Notes denominated in a currency or currency unit other than U.S. dollars will be determined upon issuance by the Exchange Rate Agent (as defined below), on the basis of the Market Exchange Rate (as defined below) for such other currency on the applicable trade dates. The Notes will be subject to defeasance and covenant defeasance as described in the accompanying Prospectus under the heading "Description of Securities--Defeasance." The statements herein concerning the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Indenture, including the definitions therein of certain terms. Whenever particular defined terms not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

    The Notes constitute one series of Securities (as defined in the Indenture), unlimited as to principal amount, established by the Company pursuant to the Indenture.

    Notes will be offered on a continuing basis and will mature from nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to Stated Maturity as set forth below under "Redemption and Repayment." Each Note will bear interest from the Original Issue Date (as defined below) or from such other date as may be specified in the applicable Pricing Supplement at (i) a fixed rate, which may be zero in the case of a Note issued at an Issue Price representing a substantial discount from the principal amount payable at Stated Maturity (a "Zero-Coupon Note"), (ii) a floating rate or rates determined by reference to a Base Rate, which may be adjusted by a Spread and/or a Spread Multiplier (each as defined below), or (iii) a combination of fixed and floating rates.

    Each Note will be issued in fully registered form without coupons and will be represented by a Global Security registered in the name of a nominee of the Depositary. All Notes issued on the same day and having the same terms, including, but not limited to, the same designation, Specified Currency, Interest Payment Dates, rate of interest, Stated Maturity and redemption or repayment provisions may be represented by a single Global Security. An interest in a Global Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants. Payments of principal and interest on Notes represented by a Global Security will be made by the Company or its paying agent to the Depositary or its nominee. See "Description of Notes--Book-Entry Notes."

    Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes (other than Global Securities) denominated in U.S. dollars will be $1,000 and any amount in excess thereof that is an integral multiple of $1,000. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be as set forth in the applicable Pricing Supplement.

    The Notes will constitute unsecured unsubordinated indebtedness of the Company and will rank PARI PASSU with all other unsecured unsubordinated indebtedness of the Company. The Pricing Supplement will indicate whether the Notes will be redeemable at the option of the Company, or repayable at the option of the holder, or both, on or after a specified date prior to their Stated Maturity. Unless otherwise specified in the applicable Pricing Supplement, the Notes, other than Amortizing Notes, will not be subject to any sinking fund. See "Description of Notes--Redemption and Repayment."

    The amount of any Discount Note (as defined below) payable in the event of redemption by the Company, repayment at the option of the holder or acceleration of its Stated Maturity, in lieu of the stated principal amount due at the Stated Maturity, shall be the Amortized Face Amount (as defined below) of such Discount Note as of the date of such redemption, repayment or acceleration. For the purpose of determining whether holders of the requisite amount of Securities outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount will be deemed to be the Amortized Face Amount. A "Discount Note" means a Note, including any Zero-Coupon Note, issued with more than a DE MINIMIS amount of original issue discount (as determined under United States federal income tax rules applicable to original issue discount instruments). The "Amortized Face Amount" of a Discount Note shall be the amount equal to (i) the Issue Price of such Discount Note set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Discount Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated, but in no event shall the Amortized Face Amount of such Discount Note exceed its stated principal amount. See "Certain Federal Income Tax Considerations--U.S. Holders--Discount Notes."

    The Pricing Supplement relating to each Note will describe the following terms, as applicable: (1) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note); (2) the extent to which such Note is a Fixed Rate Note, an Amortizing Note, a Floating Rate Note, a Discount Note or a Zero-Coupon Note;
(3) whether such Note is a Currency Indexed Note or other Indexed Note, and if so, the specific terms thereof; (4) the price

(expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (5) the date on which such Note will be issued (the "Original Issue Date") and the date from which interest shall accrue (if different from the Original Issue Date); (6) the date on which such Note will mature (the "Stated Maturity") and whether the Stated Maturity may be extended by the Company and if so, the Extension Periods and the Final Maturity Date (each as defined below); (7) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any (the "Interest Rate"), the Interest Payment Date or Dates and, if so specified in the applicable Pricing Supplement, that such rate may be changed by the Company prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (8) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate or formula for determining such, the Interest Reset Period, the Interest Reset Date or Dates, the Interest Payment Date or Dates, the Index Maturity, the Maximum Interest Rate and/or the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the Interest Rate for such Note and, if so specified in the applicable Pricing Supplement, that any such Spread and/or Spread Multiplier may be changed by the Company prior to the Stated Maturity and, if so, the basis or formula for such change, if any;
(9) if such Note is an Amortizing Note, whether payments of principal thereof and interest thereon will be made quarterly or semi-annually, and the repayment information in respect thereof; (10) whether the interest rate on such Note may be reset upon the occurrence of certain events or at the option of the Company;
(11) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to the Stated Maturity, and if so, the provisions relating to such redemption or repayment; (12) certain special federal income tax consequences of the purchase, ownership and disposition of certain Notes, if any; (13) whether such Note is a Renewable Note (as defined below), and, if so, the specific terms thereof; (14) the use of proceeds, if such use materially differs from that disclosed in the accompanying Prospectus; and (15) any other terms of such Note not inconsistent with the provisions of the Indenture.

PAYMENT CURRENCY

    Unless otherwise specified in the applicable Pricing Supplement, and except as otherwise described herein with respect to Currency Indexed Notes, principal (and premium, if any) and interest, if any, on each Note will be paid by the Company in U.S. dollars in the manner described in the following paragraphs, even if such Note is denominated in a Specified Currency other than U.S. dollars; PROVIDED that, if the applicable Pricing Supplement and the Note so indicate, the holder of a Note denominated in a Specified Currency other than U.S. dollars may elect to receive all such payments in respect of such Note in such Specified Currency, subject to certain conditions described in the following paragraphs, by delivery of a written election to the Company's paying agent (the "Paying Agent") in The City of New York. Except as otherwise provided herein with respect to Global Securities, any such election must be received by the Paying Agent on or prior to the applicable Regular Record Date (as defined below) or at least 15 calendar days prior to Maturity, as the case may be, and no such change of election may be made with respect to payments on any Note with respect to which (i) an Event of Default has occurred, (ii) the Company has exercised any of its defeasance or covenant defeasance options, or (iii) the Company has given notice of redemption. Such election shall remain in effect unless and until changed by written notice to the Paying Agent, received on or prior to the applicable Regular Record Date or at least 15 calendar days prior to Maturity, as the case may be. Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent and, to the extent permitted by the Indenture, the Company may be the Paying Agent. The Company has initially appointed Citibank, New York, New York as Paying Agent under the Indenture. The Company will notify the holders of the Notes in accordance with the Indenture of any change in the Paying Agent or its address. Except as may otherwise be provided in a Pricing Supplement with respect to Currency Indexed Notes, all currency exchange costs related to a Note, if any, will be borne by the holder of such Note by deductions from payments otherwise due such holder.

    Unless otherwise specified in the applicable Pricing Supplement, in the case of a Note denominated in a Specified Currency other than U.S. dollars, the amount of U.S. dollar payments in respect of such Note will be determined by an agent for the Company specified in the applicable Pricing Supplement (the "Exchange Rate Agent"), based on the indicative quotation in The City of New York selected by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date, that yields the largest number of U.S. dollars upon conversion of the Specified Currency. Except with respect to LIBOR Notes and LIBID Notes (each as defined below), "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close and, with respect to Notes denominated in or indexed to a Specified Currency other than U.S. dollars or ECU, each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in the principal financial center of the country issuing the Specified Currency are authorized or required by law or regulation to close and a day on which banking institutions in such principal financial center are carrying out transactions in such Specified Currency and, with respect to Notes denominated in or indexed to ECU, each day which is not a day that banking institutions in Luxembourg are authorized or required by law or regulation to close and which is an ECU clearing day, as determined by the ECU Banking Association in Paris. If the Notes are LIBOR Notes or LIBID Notes, "Business Day" shall mean each day as determined pursuant to the preceding sentence which is also a "London Business Day." "London Business Day" means any day on which dealings in deposits in the Designated Deposit Currency (as defined below) are transacted in the London interbank market. Unless otherwise specified in the applicable Pricing Supplement, such selection shall be made from among the quotations of at least three banks agreed to by the Company and the Exchange Rate Agent appearing on the bank composite or multi-contributor pages of the Reuters Monitor Foreign Exchange Service, or if not available, the Telerate Monitor Foreign Exchange Service (the "Exchange Rate"). If such quotations are unavailable from either such foreign exchange service, such selection shall be made as specified in the applicable Pricing Supplement. If a payment is to be made in a Specified Currency and such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such Specified Currency or for the settlement of transactions by public institutions of or within the international banking community, the Company will be entitled to make payments in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers in the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the second Business Day prior to such payment date, or on such other basis as shall be specified in the applicable Pricing Supplement. In the event such Market Exchange Rate is not then available, the Company will be entitled to make payments in U.S. dollars
(i) if such Specified Currency is not a composite currency, on the basis of the most recently available Market Exchange Rate for such Specified Currency or (ii) if such Specified Currency is a composite currency, including, without limitation, ECU, in an amount determined by the Exchange Rate Agent to be the sum of the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent date on which such composite currency was used, by the Market Exchange Rate for such component currency on the second Business Day prior to such payment date (or if such Market Exchange Rate is not then available, by the most recently available Market Exchange Rate for such component currency, or as otherwise specified in the applicable Pricing Supplement). Unless otherwise provided in the applicable Pricing Supplement, Citibank will be the Exchange Rate Agent with respect to the Notes.

    Unless otherwise specified in the applicable Pricing Supplement, if a holder of a Note denominated in a Specified Currency other than U.S. dollars or ECU shall have elected to receive payments of principal (and premium, if any) and interest, if any, on such Note in such Specified Currency as described above, or if the Denominated Currency (as defined herein) of a Currency Indexed Note is a foreign currency (other than ECU), and such Specified Currency or Denominated Currency is unavailable as of the due date for any payment thereon because of the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such Specified Currency or Denominated Currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on such due date with respect to such Note shall be made in U.S. dollars. The amount so payable on any date in such Specified Currency or Denominated Currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, if a holder of a Note denominated in ECU shall have elected to receive payments of principal (and premium, if any) and interest, if any, on such Note in ECU as described above, or if the Denominated Currency of a Currency Indexed Note is ECU, and ECU are unavailable as of the due date for any payment thereon because of the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, all payments due on that due date with respect to such Note shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of ECU for this purpose shall be the currency amounts that were components of the ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of such component currencies. The U.S. dollar equivalent of each of such component currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

    If the official unit of any component currency of a composite currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a component shall be replaced by amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes, and the Exchange Rate Agent shall have no liability therefor.

    Each Note will provide that, in the event of an official redenomination of the Specified Currency thereof (including, without limitation, an official redenomination of any such Specified Currency that is a composite currency), the obligations of the Company with respect to payments on Notes denominated in such Specified Currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Except to the extent Currency Indexed Notes provide for the adjustment of the principal amount payable at Maturity thereof pursuant to application of the formulae described under "Description of Notes--Currency Indexed Notes--Payment of Principal and Interest," or any other formulae provided for in the applicable Pricing Supplement, Notes will not provide for any adjustment to any amount payable under such Notes as a result of (i) any change in the value of the Specified Currency thereof relative to any other currency due solely to fluctuations in exchange rates or (ii) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and VICE VERSA. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States unless otherwise specified in the applicable Pricing Supplement.

PAYMENT OF PRINCIPAL AND INTEREST

    Principal and interest on the Notes will be paid in accordance with the Depositary's and the participant's procedures in effect from time to time as described under "Description of Notes--Book-Entry Notes." Simultaneously with the election of any holder of a Note to receive payments in a Specified Currency other than U.S. dollars (as provided above), such holder may, if so entitled as described above, elect to receive such payments in immediately available funds by providing complete and appropriate instructions to the Paying Agent, and all payments in respect of principal or premium, if any, of, or interest, if any, on, such Note will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States or as otherwise provided in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, principal, premium, if any, and interest, if any, payable at Maturity will be paid by the Paying Agent by wire transfer in immediately available funds (unless otherwise specified in the applicable Pricing Supplement, payable to an account maintained by the payee with a bank located outside the United States if payable in a Specified Currency other than U.S. dollars) to an account specified by the Depositary. See "Important Currency Exchange Information." Unless otherwise specified in the applicable Pricing Supplement, payments of interest, and principal of Amortizing Notes (in each case, other than at Maturity), will be made in same-day funds in accordance with existing arrangements between the Paying Agent and the Depositary. The Company will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, will be borne by the holders of the Notes in respect of which such payments are made.

INTEREST AND INTEREST RATES

    Each Note other than a Zero-Coupon Note will bear interest from its Original Issue Date (or such other date on which such Note otherwise begins to accrue interest if different from the Original Issue Date) or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at a fixed rate or rates per annum, or at a rate or rates per annum determined pursuant to a Base Rate stated therein and in the applicable Pricing Supplement that may be adjusted by a Spread and/ or Spread Multiplier, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. "Maturity" means the date on which the principal of a Note or an installment of principal becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at Stated Maturity or by declaration of acceleration, call for redemption, repayment or otherwise. Interest will be payable to the holder at the close of business on the Regular Record Date next preceding such Interest Payment Date; PROVIDED, HOWEVER, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date for such Note and the succeeding Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date for such Note to the Holder on such next Regular Record Date.

    Interest rates or yields offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate initial offering price of Notes purchased in any single transaction. Notes with similar variable terms but different interest rates or yields, as well as Notes with different variable terms, may be offered concurrently to different investors. Interest rates and interest rate formulae are subject to change by the Company, but, unless set forth in the applicable Pricing Supplement and agreed to by the purchaser of such Notes, no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. The Interest Payment Dates and the Regular Record Dates for each Fixed Rate Note shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for each Floating Rate Note shall be as described below under "Floating Rate Notes" and in the applicable Pricing Supplement, and the Regular Record Dates for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

FIXED RATE NOTES

    Each Fixed Rate Note will bear interest from its Original Issue Date or such other date on which such Note otherwise begins to accrue interest (if different from the Original Issue Date) at the rate per annum set forth thereon and in the applicable Pricing Supplement until the principal amount thereof is paid, or made available for payment, in full, except as described below under "Description of Notes--Subsequent Interest Periods" and "Description of Notes--Extension of Maturity." Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than a Zero-Coupon Note or an Amortizing Note) will be payable semi-annually each March 15 and September 15, and at Maturity, and the Regular Record Dates will be each March 1 and September 1. Unless otherwise specified in the applicable Pricing Supplement, principal of and interest on each Amortizing Note will be payable either quarterly on each March 15, June 15, September 15 and December 15, or semi-annually on each March 15 and September 15 as set forth in the applicable Pricing Supplement, and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, the Regular Record Dates will be each March 1, June 1, September 1 and December 1 for each Amortizing Note that is payable quarterly and each March 1 and September 1 for each Amortizing Note that is payable semi-annually. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes. Each payment of interest on a Fixed Rate Note shall include interest accrued through the day before the Interest Payment Date or date of Maturity, as the case may be. Any payment of principal (and premium, if any) or interest required to be made on a Fixed Rate Note on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional interest shall accrue as a result of such delayed payment. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes, if any, will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    Except for the period from the Original Issue Date (or the date on which such Note otherwise begins to accrue interest (if different from the Original Issue Date)) to the first Interest Reset Date set forth in the applicable Pricing Supplement, each Floating Rate Note will bear interest at a rate determined by reference to an interest rate base (the "Base Rate"), which may be adjusted by a Spread and/or a Spread Multiplier. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to a Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) LIBID (a "LIBID Note"), (d) LIBOR (a "LIBOR Note"), (e) the Treasury Rate (a "Treasury Rate Note"), (f) the Federal Funds Rate (a "Federal Funds Rate Note"), (g) the Prime Rate (a "Prime Rate Note"), (h) the J.J. Kenny Rate (a "J.J. Kenny Rate Note"), (i) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note"), (j) the CMT Rate (a "CMT Rate Note") or (k) such other Base Rate or formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period to maturity (as specified in the applicable Pricing Supplement) of the instrument or obligation from which the Base Rate is calculated.

    As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate"); and/or (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law (including, without limitation, New York law, which is stated to govern the Notes and the Indenture), as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested, including Notes purchased by an Agent in such aggregate principal amount or more for resale to investors.

    Unless otherwise specified herein or in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded upward, if necessary, to the nearest one hundred-thousandth of a percent (.0000001), with five one-millionths of a percentage point being rounded upward, and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit (with five one-thousandths of a unit being rounded upwards).

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (the "Interest Reset Period"), as or unless otherwise specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes, which reset on the first calendar day of each month); in the case of Floating Rate Notes that reset quarterly, the third Wednesday of each March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement; PROVIDED that the interest rate in effect from the Original Issue Date (or the date on which such Notes otherwise begin to accrue interest (if different from the Original Issue Date)) to the first Interest Reset Date will be the Initial Interest Rate (as defined below). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be the succeeding Business Day, except that, in the case of a LIBID Note or a LIBOR Note, if such Business Day is in the succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. If an auction of direct obligations of the United States Treasury Bills ("Treasury bills") falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date shall be the succeeding Business Day. The interest rate or the formula for establishing the interest rate in effect with respect to a Floating Rate Note from the Original Issue Date (or the date on which such Note otherwise begins to accrue interest (if different from the Original Issue Date)) to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) to be added to or subtracted from the related Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the related Base Rate applicable to such Floating Rate Note by which said Base Rate is to be multiplied to determine the applicable interest rate on such Floating Rate Note. Each Floating Rate Note and the applicable Pricing Supplement will specify the Spread and/or Spread Multiplier, if any, applicable to each such Floating Rate Note.

    Unless otherwise specified in the applicable Pricing Supplement, the interest payable on each Interest Payment Date or at Maturity for Floating Rate Notes will be the amount of interest accrued from and including the Original Issue Date (or the date on which such Notes otherwise begin to accrue interest (if different from the Original Issue Date)) or from and including the last Interest Payment Date to which interest has been paid to, but excluding, such Interest Payment Date or date of Maturity, as the case may be (an "Interest Period"); provided that in the case of Floating Rate Notes that reset daily or weekly, interest payments will include interest accrued to and including the next preceding Regular Record Date, except that at Maturity or earlier redemption, the interest payable will include interest accrued to, but excluding, the Maturity date or the date of redemption, as the case may be.

    With respect to a Floating Rate Note, unless otherwise specified in the applicable Pricing Supplement, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Unless otherwise specified in the applicable Pricing Supplement, such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable on such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, LIBID Notes, LIBOR Notes, Federal Funds Rate Notes, Prime Rate Notes, J.J. Kenny Rate Notes or Eleventh District Cost of Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate applicable to any day that is an Interest Reset Date is the interest rate as determined, in accordance with the procedures hereinafter set forth, with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest
Rate).

    Unless otherwise specified in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes that reset daily or weekly or monthly (other than Eleventh District Cost of Funds Rate Notes), on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement, or, in the case of Eleventh District Cost of Funds Rate Notes, on the first calendar day of each month or the first calendar day of each March, June, September and December, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement, and in each case at Maturity (each such day being an "Interest Payment Date"). Unless otherwise specified in the applicable Pricing Supplement, if an Interest Payment Date (other than at Maturity) with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be the succeeding Business Day, except, in the case of a LIBID Note or a LIBOR Note, if such day would fall in the succeeding calendar month, such Interest Payment Date will be the preceding Business Day. Any payment of principal (and premium, if any) and interest required to be made on a Floating Rate Note on a date of Maturity that is not a Business Day will be made on the succeeding Business Day (in each case with the same force and effect as if made on such date of Maturity and no additional interest shall accrue as a result of any such delayed payment).

    Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes (the "CD Interest Determination Date"), Commercial Paper Rate Notes (the "Commercial Paper Interest Determination Date"), Federal Funds Rate Notes (the "Federal Funds Interest Determination Date"), Prime Rate Notes (the "Prime Interest Determination Date"), J.J. Kenny Rate Notes (the "J.J. Kenny Interest Determination Date") and CMT Rate Notes (the "CMT Interest Determination Date") will be the second Business Day preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for LIBID Notes (the "LIBID Interest Determination Date") and LIBOR Notes (the "LIBOR Interest Determination Date") will be the second London Business Day preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the applicable Index Maturity are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the succeeding week. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note (the "Eleventh District Cost of Funds Interest Determination Date") will be the last working day of the month immediately preceding such Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the monthly Eleventh District Cost of Funds Index (as defined below).

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or date of Maturity, as the case may be.

    The Company will appoint, and enter into an agreement with, an agent (the "Calculation Agent") to calculate interest on the Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, Citibank will be the calculation agent with respect to Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will advise such holder of the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. All determinations to be made by the Calculation Agent shall be at its sole discretion and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes, and the Calculation Agent shall have no liability therefor.

  CD RATE NOTES

    CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as made available and subsequently published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)." In the event that such rate is not made available prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as made available and subsequently published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit." If by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date the rate for such CD Interest Determination Date has not yet been made available in either H.15(519) or Composite Quotations, then the CD Rate for such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) having a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

    CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

  COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) on such date of the rate for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as made available and subsequently published in H.15(519) under the heading "Commercial Paper" or, if unavailable, under such other heading representing commercial paper issued by non-financial entities whose bond rating is "AA" or the equivalent from a nationally recognized statistical rating agency. In the event that such rate is not made available by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as made available and subsequently published in Composite Quotations under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate has not yet been made available in either H.15(519) or Composite Quotations, the Commercial Paper Rate for such Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose senior unsecured bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

    "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                           D X 360
MONEY MARKET YIELD =   ---------------  X             100
                        360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBID NOTES

    LIBID Notes will bear interest at the interest rates (calculated by reference to LIBID and the Spread and/or Spread Multiplier, if any) specified in the LIBID Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, LIBID will be determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to a LIBID Interest Determination Date, LIBID will be as specified in the applicable Pricing Supplement, either LIBID Reuters (as defined below) or LIBID Telerate (as defined below), subject to the last sentence of this paragraph. "LIBID Reuters" means the arithmetic mean of the bid rates (unless the specified Designated LIBO Page (as defined below) by its terms provides for only a single rate, in which case such single rate shall be used) for deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBID Interest Determination Date, that appear on the Designated LIBO Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBID Interest Determination Date, if at least two such bid rates appear on the Reuters Screen LIBO Page (unless, as aforesaid, only a single rate is required). "LIBID Telerate" means the rate for deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBID Interest Determination Date, that appears on the Designated Telerate Page (as defined below) specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBID Interest Determination Date. If neither LIBID Reuters nor LIBID Telerate is specified in the applicable Pricing Supplement, LIBID will be determined as if LIBID Telerate had been specified. If fewer than two bid rates appear (unless the specified Designated LIBO Page with respect to LIBID Reuters by its terms provides for only a single rate, in which case such single rate shall be used), or if no rate appears, as applicable, LIBID in respect of such LIBID Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

        (ii) With respect to a LIBID Interest Determination Date on which fewer than two bid rates appear (unless the specified Designated LIBO Page with respect to LIBID Reuters by its terms provides for only a single rate, in which case such single rate shall be used), or on which no rate appears, as applicable, LIBID will be determined on the basis of the bid rates at which deposits in the Designated Deposit Currency, having the Index Maturity designated in the applicable Pricing Supplement, are quoted at approximately 11:00 A.M., London time, on such LIBID Interest Determination Date to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (the "LIBID Reference Banks") commencing on the second London Business Day immediately following such LIBID Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 (or the equivalent in the Designated Deposit Currency) that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such LIBID Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBID in respect of such LIBID Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBID in respect of such LIBID Interest Determination Date will be the arithmetic mean of the rates quoted in the applicable Principal Financial Center (as defined below), on such LIBID Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Designated Deposit Currency to leading banks, having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following the LIBID Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 (or the equivalent in the Designated Deposit Currency) that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBID with respect to such LIBID Interest Determination Date will be LIBID in effect on such LIBID Interest Determination Date.

  LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to a LIBOR Interest Determination Date, LIBOR will be as specified in the applicable Pricing Supplement, either LIBOR Reuters (as defined below) or LIBOR Telerate (as defined below), subject to the last sentence of this paragraph. "LIBOR Reuters" means the arithmetic mean of the offered rates (unless the specified Designated LIBO Page by its terms provides for only a single rate, in which case such single rate shall be used) for deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, that appear on the Designated LIBO Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Designated LIBO Page (unless, as aforesaid, only a single rate is required). "LIBOR Telerate" means the rate for deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following that LIBOR Interest Determination Date, that appears on the Designated Telerate Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear (unless the specified Designated LIBO Page with respect to LIBOR Reuters by its terms provides for only a single rate, in which case such single rate shall be used), or if no rate appears, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear (unless the specified Designated LIBO Page with respect to LIBOR Reuters by its terms provides for only a single rate, in which case such single rate shall be used), or on which no rate appears, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Designated Deposit Currency, having the Index Maturity designated in the applicable Pricing Supplement, are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "LIBOR Reference Banks") to prime banks in the London interbank market commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 (or the equivalent in the Designated Deposit Currency) that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such LIBOR Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Designated Deposit Currency to leading banks, having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following the LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 (or the equivalent in the Designated Deposit

    Currency) that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Designated Deposit Currency" means, with respect to any LIBID Note or LIBOR Note, the currency (including a composite currency), if any, designated in the applicable LIBID Note or LIBOR Note as the Designated Deposit Currency. If no such currency is designated in the applicable LIBID Note or LIBOR Note, the Designated Deposit Currency shall be U.S. dollars.

    "Designated LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank bid and offered rates of major banks) for the Designated Deposit Currency.

    "Designated Telerate Page" means the display designated as page "3750" on the Telerate Service where the Designated Deposit Currency is U.S. Dollars or such other applicable Telerate Page where the Designated Deposit Currency is other than U.S. Dollars (or such other page as may replace the 3750 page or such other applicable page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank bid and offered rates for deposits in the Designated Deposit Currency).

    "Principal Financial Center" means, with respect to any LIBID Note or LIBOR Note, unless otherwise specified in the applicable Pricing Supplement, the capital city of the country that issues as its legal tender the Designated Deposit Currency of such LIBID Note or LIBOR Note, except that with respect to U.S. dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

  TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement as made available and subsequently published in H.15(519) under the heading "U.S. Government Securities--Treasury bills-auction average (investment)" or, if not so made available by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent, rounded to the nearest one hundredth of a percent, with five one thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction or as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise made available or published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

  FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds as made available and subsequently published in H.15(519) under the heading "Federal Funds (Effective)." In the event that such rate has not been made available by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as made available and subsequently published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not made available in H.15(519) or in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent; PROVIDED, HOWEVER, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate made available and subsequently published on such date in H.15(519) under the heading "Bank Prime Loan." In the event that such rate has not been made available prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the prime rates quoted in The City of New York on such Prime Interest Determination Date by at least three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; PROVIDED, HOWEVER, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Interest Determination Date will be the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  J.J. KENNY RATE NOTES

    J.J. Kenny Rate Notes will bear interest at the interest rates (calculated by reference to the J.J. Kenny Rate and the Spread and/or Spread Multiplier, if
any) specified in the J.J. Kenny Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in an applicable Pricing Supplement, "J.J. Kenny Rate" means, with respect to any J.J. Kenny Interest Determination Date, the per annum rate on such date equal to the index made available and subsequently published by Kenny Information Systems or its successor, based upon 30-day yield evaluations at par of bonds, the interest on which is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), of not less than five "high grade" component issuers selected from time to time by Kenny Information Systems, including without limitation, issuers of general obligation bonds; PROVIDED, HOWEVER, that the bonds on which the index is based shall not include any bonds the interest on which is subject to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax. If such rate is not made available by 3:00 P.M., New York City time, on the Calculation Date pertaining to such J.J. Kenny Interest Determination Date, the J.J. Kenny Rate shall be the rate quoted by a successor indexing agent selected by the Company equaling the prevailing rate for bonds rated in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's Corporation in respect of issuers selected by such successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems that are subject to tender by the holders thereof for purchase on not more than seven days notice and the interest on which is (A) variable on a weekly basis, (B) excludable from gross income for federal income tax purposes under the Code, and
(C) not subject to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds are subject to such tax; PROVIDED, HOWEVER, that if a successor indexing agent is not available, the J.J. Kenny Rate with respect to such J.J. Kenny Interest Determination Date will be the J.J. Kenny Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  ELEVENTH DISTRICT COST OF FUNDS RATE NOTES

    Eleventh District Cost of Funds Rate Notes will bear interest at the interest rates (calculated by reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Eleventh District Cost of Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in an applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Eleventh District Cost of Funds Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Interest Determination Date as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Eleventh District Cost of Funds Rate Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Interest Determination Date.

  CMT RATE NOTES

    CMT Rate Notes will bear interest at the interest rates (calculated by reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in an applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the CMT Rate for Treasury bills on such date having the Index Maturity designated in the applicable Pricing Supplement as made available and subsequently published in H.15(519) under the heading "Treasury constant maturities" or, if not so made available by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date, as displayed on Telerate Page 7052 under the heading "Treasury Constant Maturities." If by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Interest Determination Date the rate has not yet been made available in H.15(519) or displayed on Telerate Page 7052, then the CMT Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded to the nearest one-hundredth of a percent, with five one-thousandths of a percent rounded upward, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such CMT Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the CMT Rate with respect to such CMT Interest Determination Date will be the CMT Rate in effect immediately prior to such CMT Interest Determination Date.

  INVERSE FLOATING RATE NOTES

    Any Floating Rate Note may be designated in the applicable Pricing Supplement as an "Inverse Floating Rate Note," in which event, unless otherwise specified in the applicable Pricing Supplement, the interest rate on such Floating Rate Note will be equal to (i) in the case of the period, if any, commencing on the Original Issue Date (or the date on which such Note otherwise begins to accrue interest (if different from the Original Issue Date)) up to the first Interest Reset Date, a fixed rate of interest established by the Company as described in the applicable Pricing Supplement and (ii) in the case of each period commencing on an Interest Reset Date, a fixed rate of interest specified in the Pricing Supplement minus the interest rate determined by reference to the Base Rate as adjusted by the Spread and/or Spread Multiplier, if any; PROVIDED, HOWEVER, that (x) the interest rate thereon will not be less than zero and (y) the interest rate in effect for the ten days immediately prior to the date of Maturity of such Inverse Floating Rate Note will be that in effect on the tenth day preceding such date.

  FLOATING RATE/FIXED RATE NOTES

    The applicable Pricing Supplement may provide that a Note will be a Floating Rate Note for a specified portion of its term and a Fixed Rate Note for the remainder of its term, in which event the interest rate on such Note will be determined as herein provided as if it were a Floating Rate Note and a Fixed Rate Note hereunder for each such respective period, all as specified in such applicable Pricing Supplement.

  CURRENCY INDEXED NOTES

    GENERAL

    The Company may from time to time offer Notes, the principal amount payable at Maturity and/or the interest rate of which is determined by reference to the rate of exchange between the currency or composite currency in which such Notes are denominated (the "Denominated Currency") and the other currency or composite currency specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement, or as determined in such other manner as may be specified in the applicable Pricing Supplement ("Currency Indexed Notes"). Unless otherwise specified in the applicable Pricing Supplement, holders of Currency Indexed Notes will be entitled to receive (i) an amount in respect of such Currency Indexed Notes exceeding the amount designated as the face amount of the principal (the "Face Amount") of, and/or interest calculated at the designated rate of interest on, such Currency Indexed Notes in the applicable Pricing Supplement if, on the date of Maturity or upon the relevant Interest Payment Date, as the case may be, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Denominated Currency, in the applicable Pricing Supplement (the "Base Exchange Rate"), or (ii) an amount in respect of such Currency Indexed Notes less than the Face Amount and/or interest calculated at such designated interest rate of such Currency Indexed Notes if, at Maturity or upon the relevant Interest Payment Date, as the case may be, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Payment of Principal and Interest." Information as to the relative historical value (which information is not necessarily indicative of relative future value) of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency and the U.S. federal income tax consequences of the purchase, ownership and disposition of Currency Indexed Notes will be set forth in the applicable Pricing Supplement. See "Foreign Currency Risks."

    Unless otherwise specified in the applicable Pricing Supplement, the term "Exchange Rate Day" shall mean any day which is a Business Day in The City of New York, and if the Denominated Currency or Indexed Currency is any currency or composite currency other than the U.S. dollar, in the principal financial center of the country of such Denominated Currency or Indexed Currency.

  PAYMENT OF PRINCIPAL AND INTEREST

    Unless otherwise specified in the applicable Pricing Supplement, the payment of principal at Maturity and interest on Currency Indexed Notes on each Interest Payment Date (until principal thereof is paid or made available for payment) will be payable in the Denominated Currency (except in the circumstances of the unavailability of such currency, as otherwise described under "Payment Currency" above) in amounts calculated in the manner described below.

    Unless otherwise specified in the applicable Pricing Supplement, principal at Maturity, if indexed, will be payable in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount of the Denominated Currency determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent") by reference to the difference between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency on the second Exchange Rate Day (the "Determination Date") prior to the date of Maturity of such Currency Indexed Note. Such rate of exchange shall be the highest bid of the open market spot offer quotations for the Indexed Currency (spot bid quotations for the Denominated Currency) obtained by the Determination Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with settlement on the date of Maturity to be in the Denominated Currency (such rate of exchange, as so determined and expressed in units of the Indexed Currency per one unit of the Denominated Currency, is hereafter referred to as the "Spot Rate"). If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement, or if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Determination Agent to act as Reference Dealer or Dealers in replacement therefor. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and the principal amount of and interest on the Currency Indexed Notes payable at Maturity thereof shall be final and binding on the Company and the holders of such Currency Indexed Notes.

    Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent and the formulae and limitations set forth below, (i) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at Maturity would be equal to the Face Amount of such Currency Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (I.E., the Denominated Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note), then the principal amount so payable would be greater than the Face Amount of such Currency Indexed Note up to an amount equal to twice the Face Amount of such Currency Indexed Note; (iii) if the Spot Rate is less than the Base Exchange Rate (I.E., the Denominated Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Currency Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at Maturity.

    With respect to the payment of interest on each Interest Payment Date, if indexed, the amount will be the Face Amount multiplied by the relevant interest rate, indexed as specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the formula to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at Maturity will be as follows:

    As to principal, if the Spot Rate exceeds or equals the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at Maturity shall equal:

                                       Spot Rate - Base Exchange Rate)
          Face Amount + (Face Amount X ------------------------------
                                                Spot Rate

and if the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note payable at Maturity (which shall, in no event, be less than zero) shall equal:

                                       Base Exchange Rate - Spot Rate)
          Face Amount - (Face Amount X ------------------------------
                                                Spot Rate

    Unless otherwise specified in the applicable Pricing Supplement, if the formulae set forth above are applicable to a Currency Indexed Note, the maximum principal amount payable at Maturity in respect of such a Currency Indexed Note would be an amount equal to twice the Face Amount and the minimum principal amount payable would be zero.

OTHER INDEXED NOTES AND CERTAIN TERMS APPLICABLE TO ALL INDEXED NOTES

    The Notes may be issued as Indexed Notes, other than Currency Indexed Notes, the principal amount of which payable at Maturity or the interest (or premium, if any) thereon, or both, may be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulae. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable on any Interest Payment Date and the amount of principal payable at Maturity in respect of such Indexed Note will be determined, the U.S. federal income tax consequences of the purchase, ownership and disposition of such Notes, certain risks associated with an investment in such Notes and other information relating to such Notes. See "Foreign Currency Risks."

    Unless otherwise specified in the applicable Pricing Supplement, the maximum principal amount payable at Maturity in respect of any Indexed Note will be an amount equal to twice the Face Amount of such Note and the minimum principal amount so payable will be zero.

    Unless otherwise specified in the applicable Pricing Supplement, (i) for the purpose of determining whether holders of the requisite principal amount of Securities outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes will be deemed to be the Face Amount thereof, and (ii) in the event of an acceleration of the Stated Maturity of an Indexed Note, the principal amount payable to the holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the Stated Maturity thereof, as if the date of acceleration were the Stated Maturity.

    An investment in Indexed Notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. If the interest rate of a Note is indexed it may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount of a Note is indexed, the principal amount payable at Maturity may be less than the original purchase price of such Note, including the possibility that no principal will be paid. The risks entailed by an investment in Indexed Notes depend on a number of factors including supply and demand for the particular commodity and economic and political events over which the Company has no control. To the extent the formula used to determine the principal amount of, or interest payable with respect to, any Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity, security or index will be increased. Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative of fluctuations in the price or rates of exchange that may occur during the term of any Indexed Notes. The credit ratings assigned to the Company's medium-term note program are a reflection of the Company's credit status and in no way are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes. Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to securities, commodities and/or foreign currency transactions.

DUAL CURRENCY NOTES

    The Company may from time to time offer Notes (the "Dual Currency Notes") as to which the Company has a one time option, exercisable on any one of the dates specified in the applicable Pricing Supplement (each an "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms (a "Tranche"), of thereafter making all payments of principal, premium, if any, and interest (which payments would otherwise be made in the Specified Currency of such Notes) in the optional currency specified in the applicable Pricing Supplement (the "Optional Payment Currency"). Information as to the relative value of the Specified Currency compared to the Optional Payment Currency will be set forth in the applicable Pricing Supplement.

    The Pricing Supplement for each issuance of Dual Currency Notes will specify, among other things, the Specified Currency and Optional Payment Currency of such issuance and the Designated Exchange Rate for such issuance, which will be a fixed exchange rate used for converting amounts denominated in the Specified Currency into amounts denominated in the Optional Payment Currency (the "Designated Exchange Rate"). The Pricing Supplement will also specify the Option Election Dates and Interest Payment Dates for the related issuance of Dual Currency Notes. Each Option Election Date will be a certain number of days before an Interest Payment Date or the Maturity Date, as set forth in the applicable Pricing Supplement, and will be the date on which the Company may select whether to make all scheduled payments due thereafter in the Optional Payment Currency rather than in the Specified Currency.

    If the Company makes such an election, the amount payable in the Optional Payment Currency shall be determined using the Designated Exchange Rate specified in the applicable Pricing Supplement. If such election is made, notice of such election shall be mailed in accordance with the terms of the applicable Tranche of Dual Currency Notes within two Business Days of the Option Election Date and shall state (i) the first date, whether an Interest Payment Date and/or the Maturity Date, on which scheduled payments in the Optional Payment Currency will be made and (ii) the Designated Exchange Rate. Any such notice by the Company, once given, may not be withdrawn. The equivalent value in the Specified Currency of payments made after such an election may be less, at the then current exchange rate, than if the Company had made such payment in the Specified Currency.

    The U.S. federal income tax consequences of the purchase, ownership and disposition of Dual Currency Notes will be set forth in the applicable Pricing Supplement.

SUBSEQUENT INTEREST PERIODS

    The Pricing Supplement relating to each Note will indicate whether the Company has the option with respect to such Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/ or Spread Multiplier, in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date"). If the Company has such option with respect to any Note, the following procedures shall apply, unless modified as set forth in the applicable Pricing Supplement.

    The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the holder of such Note a notice (the "Reset Notice") setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period. Upon the transmittal by the Trustee of a Reset Notice to the holder of a Note, such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, shall take effect automatically, and, except as modified by the Reset Notice and as described in the next paragraph, such Note will have the same terms as prior to the transmittal of such Reset Notice.

    Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/ or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Reset Notice and establish an interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier, in the case of a Floating Rate Note, that is higher than the interest rate or Spread and/or Spread Multiplier, as the case may be, provided for in the Reset Notice, for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee to transmit notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date and with respect to which the holders of such Notes have not tendered such Notes for repayment (or have validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period.

    If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note as described above, the holder of such Note will have the option to elect repayment of such Note by the

Company on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any interest accrued to, such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

EXTENSION OF MATURITY

    The Pricing Supplement relating to each Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the Stated Maturity of such Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any Note (other than an Amortizing Note), the following procedures shall apply, unless modified as set forth in the applicable Pricing Supplement.

    The Company may exercise such option with respect to a Note (other than an Amortizing Note) by notifying the Trustee of such exercise at least 50 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity"). Not later than 40 days prior to the Original Stated Maturity, the Trustee will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, setting forth (i) the election of the Company to extend the Original Stated Maturity, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the transmittal by the Trustee of an Extension Notice to the holder of a Note, the Original Stated Maturity shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the transmittal of such Extension Notice.

    Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish an interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier, in the case of a Floating Rate Note, that is higher than the interest rate or Spread and/or Spread Multiplier, as the case may be, provided for in the Extension Notice, for the Extension Period by causing the Trustee to transmit notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended and with respect to which the holders of such Notes have not tendered such Notes for repayment (or have validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

    If the Company elects to extend the Stated Maturity of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on the Original Stated Maturity at a price equal to the aggregate principal amount thereof outstanding plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity, the holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to the Original Stated Maturity and except that a holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Stated Maturity.

RENEWABLE NOTES

    The Company may from time to time offer Notes which will mature on an Interest Payment Date specified in the applicable Pricing Supplement occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date") unless the term of all or any portion of any such Note (a "Renewable Note") is renewed in accordance with the procedures described below.

    On the Interest Payment Date occurring in the sixth month (unless a different interval (the "Special Election Interval") is specified in the applicable Pricing Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Renewal Date") and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a "Renewal Date"), the term of such Renewable Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Pricing Supplement, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the holder of such Renewable Note elects to extend the term of such Renewable Note or any portion thereof as described below. If a holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the "New Maturity Date").

    A holder of a Renewable Note may elect to renew the term of such Renewable Note, or if so specified in the applicable Pricing Supplement, any portion thereof, by delivering a notice to such effect to the Trustee (or any duly appointed paying agent) at the Corporate Trust Office not less than 15 nor more than 30 days prior to such Renewal Date (unless another period is specified in the applicable Pricing Supplement as the "Special Election Period"). Such election will be irrevocable and will be binding upon each subsequent holder of such Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the Stated Maturity specified for such Renewable Notes in the applicable Pricing Supplement. If the holder does not elect to renew the term, such Renewable Note must be presented to the Trustee (or any duly appointed paying agent).

COMBINATION OF PROVISIONS

    If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Subsequent Interest Periods," "Extension of Maturity" and "Renewable Notes."

REDEMPTION AND REPAYMENT

    The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity or that such Note will be redeemable, in whole or in part, at the option of the Company on a date or dates specified prior to such Stated Maturity at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. Unless otherwise specified in the applicable Pricing Supplement, the Notes, other than Amortizing Notes, will not be subject to any sinking fund. The Company may redeem any of the Notes that are redeemable and remain outstanding, either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. Unless otherwise specified in the applicable Pricing Supplement, if less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

    The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid at the option of the holder prior to its Stated Maturity or that such Note will be repayable at the option of the holder thereof on a date or dates specified prior to its Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

    Unless otherwise specified in the applicable Pricing Supplement, in order for a Note to be repaid at the option of the holder thereof, the Company must receive at least 30 days but not more than 45 days prior to the repayment date the Note with the form entitled "Option to Elect Repayment" on the reverse of or otherwise accompanying the Note duly completed. Exercise of the repayment option by the holder of a Note shall be irrevocable, except as otherwise described above under "Description of Notes--Subsequent Interest Periods" and "Description of Notes--Extension of Maturity." The repayment option may be exercised by the holder of a Note for less than the aggregate principal amount of the Note then outstanding provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

    The Depositary's nominee will be the holder of a Global Security and therefore will be the only entity that can exercise a right to repayment. See "Description of Notes--Book-Entry Notes" below. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a Global Security, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in such Global Security to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Global Security in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

REPURCHASE

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or cancelled by the Trustee.

OTHER PROVISIONS

    Any provisions with respect to the determination of an interest rate basis, the specification of an interest rate basis, calculation of the interest rate applicable to, or the principal payable at Maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

    Global Securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. (the "NASD"). Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Upon the issuance by the Company of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of Participants. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in Global Securities will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of beneficial ownership). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in Global Securities.

    So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Securities for all purposes under the Indenture. Except as provided in an accompanying Prospectus Supplement, owners of beneficial interests in Global Securities will not be entitled to have Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of such Securities in certificated form and will not be considered the owners or holders thereof under the Indenture.

    If an issue of Notes is denominated in a currency other than the U.S. dollar, the Company will make payments of principal and any interest in the currency in which the Notes are denominated (the "foreign currency") or in U.S. dollars. DTC has elected to have all such payments of principal and interest in U.S. dollars unless notified by any of its participants through which an interest in the Notes is held that it elects, in accordance with and to the extent permitted by the applicable Pricing Supplement and the Note, to receive such payment of principal or interest in the foreign currency. On or prior to the third Business Day after the record date for payment of interest and twelve days prior to the date for payment of principal, such participant shall notify DTC of (i) its election to receive all, or the specified portion, of such payment in the foreign currency and (ii) its instructions for wire transfer of such payment to a foreign currency account.

    DTC will notify the Paying Agent on or prior to the fifth Business Day after the record date for payment of interest and ten days prior to the date for payment of principal of the portion of such payment to be received in the foreign currency and the applicable wire transfer instructions, and the Paying Agent shall use such instructions to pay the participants directly. If DTC does not so notify the Paying Agent, it is understood that only U.S. dollar payments are to be made. The Paying Agent shall notify DTC on or prior to the second Business Day prior to the payment date of the conversion rate to be used and the resulting U.S. dollar amount to be paid per $1,000 face amount. In the event that the Paying Agent's quotation to convert the foreign currency into U.S. dollars is not available, the Paying Agent shall notify DTC's Dividend Department that the entire payment is to be made in the foreign currency. In such event, DTC will ask its participants for payment instructions and forward such instructions to the Paying Agent and the Paying Agent shall use such instructions to pay the participants directly.

    If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for beneficial interests in the Global Securities. In addition, the Company may at any time determine not to have its Notes represented by one or more Global Securities, and, in such event, will issue Notes in certificated form in exchange for beneficial interests in Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons. Certain provisions described in this Prospectus Supplement pertaining to Global Securities, including without limitation, provisions regarding the payment of principal and interest thereon, may not be applicable to Notes in certificated form. In the event Notes in certificated form are issued, the Company will provide supplemental information setting forth the terms applicable to such Notes to each holder thereof.

    A further description of the Depositary's procedures with respect to Global Securities is set forth in the accompanying Prospectus under "Description of Securities--Global Securities."

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

    Each purchaser of a Note is required to pay for such Note in the Specified Currency thereof. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the applicable Agent will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as is determined by such Agent. Each such conversion will be made by the applicable Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of any such exchange will be borne by the purchasers of the Notes requesting such conversion.

                             FOREIGN CURRENCY RISKS

GOVERNING LAW AND JUDGMENTS

    The Notes will state that they will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of the State of New York provides, however, that judgment rendered in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Notes that are denominated in a Specified Currency other than U.S. dollars ("Foreign Currency Notes") entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in non-Indexed Notes. Such risks include, without limitation, the possibility of significant market changes in rates of exchange between U.S. dollars and such Specified Currency (or, in the case of each Currency Indexed Note, the rate of exchange between the Denominated Currency and the Indexed Currency for such Currency Indexed Note), the possibility of significant changes in rates of exchange between U.S. dollars and such Specified Currency (or, in the case of each Currency Indexed Note, changes in rates of exchange between the Denominated Currency and the Indexed Currency for such Currency Indexed Note) resulting from official redenomination with respect to such Specified Currency (or, in the case of each Currency Indexed Note, with respect to the Denominated Currency or the Indexed Currency therefor) and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events, and on the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies, and between certain foreign currencies and other foreign currencies, have been volatile, and such volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the rate during the term of any Foreign Currency Note or any Currency Indexed Note. Depreciation of the Specified Currency of a Foreign Currency Note against U.S. dollars would result in a decrease in the effective yield of such Foreign Currency Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Denominated Currency with respect to a Currency Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at the date of Maturity being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its stated interest rate and could also result in a loss to the investor. See "Description of Notes--Currency Indexed Notes."

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency (other than U.S. dollars) at the time of payment of principal of, or premium, if any, or interest on, a Foreign Currency Note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal (and premium, if any) or interest in any such Specified Currency. Even if there are no actual exchange controls, it is possible that such Specified Currency would not be available to the Company when payments on such Note are due because of circumstances beyond the control of the Company. In any such event, the Company will make required payments in U.S. dollars on the basis described herein. See "Description of Notes--Payment Currency" and "Description of Notes--Currency Indexed Notes--Payment of Principal and Interest."

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT, AND ANY PRICING SUPPLEMENT WILL NOT, DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A CURRENCY OR COMPOSITE CURRENCY OTHER THAN U.S. DOLLARS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    Unless otherwise specified in the applicable Pricing Supplement, no Foreign Currency Note will be sold in or to residents of the country issuing the Specified Currency of such Foreign Currency Note. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) or interest on such Foreign Currency Notes. Such persons should consult their own counsel with regard to such matters.

    Pricing Supplements relating to Foreign Currency Notes or Currency Indexed Notes will contain information concerning historical exchange rates for the applicable Specified Currency or Denominated Currency against the U.S. dollar or other relevant currency (including, in the case of Currency Indexed

Notes, the applicable Indexed Currency), a description of such currency or currencies and any exchange controls affecting such currency or currencies. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

                        CERTAIN FEDERAL TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof. It deals only with Notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with state, local or foreign tax consequences or with holders other than original purchasers. This summary is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, which authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

    Persons considering the purchase of the Notes should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction. The material federal income tax consequences of Indexed Notes, Currency Indexed Notes, Dual Currency Notes, or Notes containing terms that result in consequences other than those described below will be addressed in the applicable pricing supplement.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is included in gross income for United States federal income taxation regardless of source, or (iv) a trust, if a U.S. Court is able to exercise primary supervision over its administration and one or more U.S. fiduciaries have the authority to control all of its substantial decisions. As used herein, the term "non-U.S. Holder" means a holder of a Note that is not a U.S. Holder.

U.S. HOLDERS

  PAYMENTS OF INTEREST ON THE NOTES

    Interest paid on a Note (whether in U.S. dollars or in other than U.S. dollars) that is not a Discount Note (as defined below) will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

  DISCOUNT NOTES

    The following discussion is a summary of the principal United States federal income tax consequences of the ownership and disposition of Discount Notes (as defined below) by U.S. Holders. Additional rules applicable to Discount Notes that are denominated in a Specified Currency (as defined below) other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies or currency units other than the U.S. dollar, are described under "Foreign Currency Notes" below.

    A Note with an "issue price" that is less than its "stated redemption price at maturity" generally will carry original issue discount ("OID") for United States federal income tax purposes (a "Discount Note"), unless such difference is less than a specified DE MINIMIS amount. In general, the stated redemption price at maturity of a Discount Note is the total of all payments required to be made under the Discount Note other than "qualified stated interest" payments. "Qualified stated interest" is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate of interest. In addition, qualified stated interest includes stated interest with respect to a variable rate debt instrument that is unconditionally payable at least annually at a single qualified floating rate or a rate that is determined using a single fixed formula based on one or more qualified floating rates, or a single fixed rate and one or more qualified floating rates.

    A U.S. Holder of Discount Notes is required to include qualified stated interest in income at the time it is received or accrued, in accordance with such holder's method of accounting. In addition, U.S. Holders of Discount Notes that mature more than one year from the date of issuance will be required to include OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method, before the receipt of cash payments attributable to such income, but such holders will not be required to include separately in income cash payments received on such Notes, even if denominated as interest, to the extent they do not constitute qualified stated interest.

    All stated interest on a Note that matures one year or less from its date of issuance (a "short-term Discount Note") is included in its stated redemption price at maturity. In general, a U.S. Holder who uses the cash method of tax accounting is not required to accrue OID on a short-term Discount Note unless such holder elects to do so. U.S. Holders who report income on the accrual method, cash method U.S. Holders who elect to include OID on short-term Discount Notes in income, and certain other holders, including banks and dealers in securities, are required to include OID (or, alternatively, acquisition discount) on such short-term Discount Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method. In the case of a U.S. Holder who is not required, and does not elect, to include OID in income currently, (i) any gain realized on the sale, exchange or retirement of a short-term Discount Note will be ordinary interest income to the extent of the OID accrued on a straight-line basis (or, alternatively, upon election, under the constant yield method) through the date of sale, exchange or retirement and
(ii) such U.S. Holder will be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase or carry short-term Discount Notes until a corresponding amount of OID is included in such holder's income.

    U.S. Holders are permitted to elect to include all interest on a Note, including stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, under a constant yield method. U.S. Holders considering such an election should consult their tax advisor.

  MARKET DISCOUNT AND ACQUISITION PREMIUM

    A Note (other than a Discount Note) purchased for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, its adjusted issue price, will have "market discount" equal to such difference, which generally will be taxable as ordinary income upon disposition of such Note (unless such difference is less than a specified DE MINIMIS amount). A Discount Note purchased for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest), will have "acquisition premium" equal to such excess, which reduces the OID with respect to such Note for any taxable year by a certain fraction.

  AMORTIZABLE BOND PREMIUM

    A Note purchased for an amount greater than its stated redemption price at maturity will have "amortizable bond premium" equal to such excess, which a U.S. Holder may elect to amortize, using a constant yield method. However, if the Note may be optionally redeemed at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the Note, except to the extent attributable to accrued interest or market discount. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, increased by the amounts of any market discount, OID and DE MINIMIS OID previously included in income by the holder with respect to such Note and reduced by any amortized bond premium and any principal payments received by the U.S. Holder and, in the case of a Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

  FOREIGN CURRENCY NOTES

    The following discussion summarizes the principal United States federal income tax consequences to a U.S. Holder of the ownership and disposition of certain Notes (other than Indexed Notes, Currency Indexed Notes and Dual Currency Notes) that are denominated in a Specified Currency other than the U.S. dollar or the payments of interest or principal on which are payable in one or more currencies or currency units other than the U.S. dollar (a "Foreign Currency Note"). Such Foreign Currency Notes also may be subject to the rules discussed above regarding original issue discount, market discount, acquisition premium, etc.

  PAYMENTS OF INTEREST ON FOREIGN CURRENCY NOTES

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for federal income tax purposes and who receives a payment of qualified stated interest on a Foreign Currency Note will be required to include in income the U.S. dollar value of the foreign currency payment (determined at the spot rate on the date such payment is received or paid) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such foreign currency. No exchange gain or loss will be recognized with respect to the receipt of such payment.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for federal income tax purposes, or who otherwise is required to accrue interest prior to receipt (e.g., under the OID rules), will be required to include in income the U.S. dollar value of the amount of interest income (including OID (as adjusted for acquisition premium, if any) or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received equal to the difference, if any, between the U.S. dollar value of the foreign currency received (determined on the date payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    Rules similar to those described above apply in the case of OID, market discount and amortizable bond premium.

  SALE, EXCHANGE OR RETIREMENT OF FOREIGN CURRENCY NOTES

    A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

    A U.S. Holder's tax basis in, and amount realized on the sale of, a Foreign Currency Note, and the amount of any subsequent adjustment to the holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note will be ordinary income or loss to the extent it is attributable to fluctuations in currency exchange rates.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current federal income tax law, information reporting and a 31% backup withholding tax are required with respect to certain interest and principal payments made to, and the proceeds of sales before maturity by, certain holders (other than corporations) if such persons fail to supply taxpayer identification numbers and other information. Amounts withheld under the backup withholding rules would be allowed as a refund or a credit against the U.S. Holder's federal income tax provided that the required information is furnished to the Internal Revenue Service (the "Service").

NON-U.S. HOLDERS

    A non-U.S. Holder will generally not be subject to U.S. federal income taxes, including withholding taxes, on payments of principal, premium, if any, or interest (including OID, if any) on a Note or coupon, or any gain arising from the sale or disposition of a Note or coupon, provided that (i) any such income is not effectively connected with the conduct of a trade or business within the U.S., (ii) such non-U.S. Holder is not a person who owns (directly or by attribution) ten percent or more of the total combined voting power of all classes of stock of the Company, (iii) with respect to any gain, such non-U.S. Holder (if an individual) is not present in the U.S. 183 days or more during the taxable year of the disposition and does not have a "tax home" (as defined in section 911(d)(3) of the Code) in the U.S. and (iv) required certification of the non-U.S. status of the beneficial owner is provided to the Company or its agents.

    The 31% "backup" withholding and information reporting requirements will generally not apply to payments by the Company or its agents of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity, with respect to a non-U.S. Holder that provides the Company or its agent with the certification of non-U.S. status.

    Non-U.S. Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

    The Notes are being offered on a continuing basis by the Company through Smith Barney Inc., Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and

Morgan Stanley & Co. Incorporated, as agents (the "Agents"), all of which have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company also may sell Notes to an Agent, as principal. Unless otherwise indicated in the applicable Pricing Supplement, a Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. Such Notes may be resold to investors and other purchasers from time to time at market prices prevailing at the time of sale, at prices related to such prevailing prices, at a fixed price or prices, which may be changed, or at negotiated prices. The Agents may sell Notes that they have purchased as principal to other dealers and such Notes may be sold at a discount which, unless otherwise specified in the applicable Pricing Supplement, will not exceed the discount to be received by such Agents from the Company. After the initial public offering of the Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed. The Company reserves the right to sell Notes directly on its own behalf, by itself or through an affiliate, in those jurisdictions where authorized to do so. Notes also may be offered through other agents, which offerings will be on substantially the same terms and conditions as those described above for offerings through the Agents. In such case, the names of the other agents and any terms of such agency which differ from those described herein will be set forth in a Pricing Supplement. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes through it in whole or in part. The Company will pay each Agent a commission in the form of a discount ranging from 0.125% to 0.750% of the principal amount of Notes sold through such Agent depending upon Note maturity. Commissions with respect to Notes with Stated Maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. No commission will be payable on any sales made directly by the Company.

    Payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments the Agents may be required to make in respect thereof, and will reimburse those firms for certain legal and other expenses incurred by them in connection with the offer and sale of the Notes.

    In connection with an offering of Notes involving the purchase by one or more Agents as principal, such Agents may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

    The Agents have advised the Company that they may make a market in the Notes as permitted by applicable laws and regulations; however, the Agents are not obligated to do so. There can be no assurance that there will be a secondary market for the Notes.

    Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Securities pursuant to the Indenture referred to in the Prospectus.

    The Agents and certain of their affiliates engage in transactions (which may include commercial banking transactions) with and perform services for the Company or one or more of its affiliates in the ordinary course of business.

    SBI, a member of the NASD and an affiliate of the Company, may participate in distributions of the Securities. Accordingly, the offerings of Securities will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by Charles O. Prince, III, Esq., as counsel for the Company, 388 Greenwich Street, New York, New York 10013 and for the Agents by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019. Mr. Prince, Executive Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under Travelers Group Inc. employee benefit plans, an aggregate of less than 1% of the common stock of Travelers Group Inc. Dewey Ballantine has from time to time acted as counsel for Travelers Group Inc. and certain of its subsidiaries and may do so in the future.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR THEREIN CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN EITHER IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            Page
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

                          PROSPECTUS SUPPLEMENT
Ratio of Earnings to Fixed Charges........................................   S-3
Description of Notes......................................................   S-3
Important Currency Exchange Information...................................  S-28
Foreign Currency Risks....................................................  S-28
Certain Federal Tax Consequences..........................................  S-30
Plan of Distribution......................................................  S-33
Legal Opinions............................................................  S-35

                                PROSPECTUS
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     3
The Company...............................................................     4
Use of Proceeds...........................................................     4
Ratio of Earnings to Fixed Charges........................................     4
Description of Securities.................................................     5
Plan of Distribution......................................................    11
ERISA Matters.............................................................    12
Experts...................................................................    13
Legal Matters.............................................................    13

                                  $650,000,000

                               COMMERCIAL CREDIT
                                    COMPANY

                        MEDIUM-TERM NOTES, EIGHTH SERIES

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                                AUGUST 21, 1997
                             (INCLUDING PROSPECTUS
                              DATED JUNE 18, 1997)

                            ------------------------

                               SMITH BARNEY INC.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                           MORGAN STANLEY DEAN WITTER

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